EXHIBIT 10.44

SECOND AMENDED AND RESTATED
TRADEMARK LICENSE AGREEMENT

     THIS SECOND AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT (“Agreement”) made as of February 4, 2002, shall amend, replace and restate that certain Trademark License Agreement dated September 30, 1997 (“Effective Date”), as amended, by and between Nextel Communications, Inc., a Delaware corporation, having a place of business at 2001 Edmund Halley Drive, Reston, Virginia 20191 (“Licensor”) and NII Holdings, Inc. (f/k/a Nextel International, Inc.), a Delaware corporation, having a place of business at 10700 Parkridge Blvd., #600, Reston, Virginia 20191 (“Licensee”), in its entirety.

RECITALS

     A.     Licensor, through its subsidiaries, operates an iDEN-based wireless communications system through or in connection with which it provides wireless telecommunications goods and services throughout the United States, including its territories and protectorates (the “United States”), and it is the owner of certain trademarks, service marks and trade names, including the mark “NEXTEL”, which are used by its subsidiaries and by certain affiliated entities in various markets throughout the United States in connection with such telecommunications goods and services;

     B.     Licensee is one of the subsidiaries of Licensor and, through its own subsidiaries and affiliates, operates wireless telecommunications systems outside the United States and is desirous of obtaining a license to use the trademarks, service marks and trade names of Licensor with respect to certain telecommunications goods and/or services as provided herein;

     C.     The aforesaid trademarks, service marks and trade names, including the trademark “NEXTEL”, which are identified and set forth in Exhibit A hereto, are of significant value to Licensor and have an established, outstanding reputation in connection with telecommunications and other goods and services.

     NOW, THEREFORE, in consideration of the mutual promises, conditions and understandings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

1.     Definitions.

1.1	(a) “Trademarks” means the trademark and service mark “NEXTEL” and any other trademarks, service marks, trade names, domain names, trade dress and logos (including all translations thereof) that are used by Licensee or its sublicensee(s) in connection with the Licensed Goods and Licensed Services, including but not limited to those listed on Exhibit A. To the extent any new Trademarks are permitted by Licensor and used by Licensee or its sublicensees, such Trademarks shall be added to Exhibit A by Licensor.

(b) Notwithstanding anything to the contrary in Section 1.1(a), Section 7.3, Section 7.4, or elsewhere in this Agreement, “Trademarks” shall not include, and Licensee shall own, any marks adopted and used by Licensee and/or its sublicensees following receipt of any notice of termination from Licensor; provided that any such new names or trademarks are not confusingly similar to any Trademarks and are not reasonably disapproved by Licensor as being confusingly similar, such disapproval (if any) to be provided within ten (10) business days after receipt of notice from Licensee of such proposed new names or marks.

1.2	“Territory” means those countries currently served by Licensee (through its subsidiaries and affiliates) and those countries intended by the parties to be served by Licensee outside the United States, all as set forth in the attached Exhibit A, and such additional countries outside the United States, as the parties may mutually agree upon in writing which may be added to Exhibit A.

1.3	“Licensed Goods” means subscriber units or handsets, used by Licensee’s (and its affiliates’ and subsidiaries’) subscribers to communicate over the iDEN-based wireless communications systems and other wireless communications systems that may be utilized by Licensee and Licensee’s subsidiaries and affiliates only with Licensor’s written approval in the Territory, and such other products, items or merchandize intended to be used in connection with such subscriber units or handsets and all marketing, advertising and promotional items and programs as such products, items, merchandise, marketing, advertising and promotional items and programs may be designated by Licensor in writing from time to time and which all goods set forth in this Section 1.3 are sold under or bear the licensed Trademarks.

1.4	“Licensed Services” means digital mobile wireless communications services, voice and data, provided by Licensee (through its subsidiaries and affiliates) to customers within its Territory over the iDEN-based wireless communications systems and other wireless communications systems that may be utilized by Licensee and Licensee’s subsidiaries and affiliates only with Licensor’s written approval and such other services intended to complement or to be used or provided in connection with such digital mobile wireless communications services, as Licensor may designate in writing from time to time and which services are offered under the licensed Trademarks are within the defined term “Licensed Services”.

1.5	“Change in Control” means any of the following with respect to the Licensee or any of its subsidiaries or affiliates: (a) any Person (as defined in Section 1.6), other than Licensor, or group (within the meaning of the

Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission thereunder as in effect on the date hereof shall acquire or become the owner of, directly or indirectly, beneficially or of record, shares representing more than 50% of the ordinary voting power represented by the issued and outstanding voting capital stock of Licensee or such affiliate or subsidiary, as applicable; (b) a majority of the seats (other than vacant seats) on the board of directors of Licensee or such affiliate or subsidiary, as applicable, shall be occupied by Persons who were neither (i) nominated by the board of directors of Licensee, nor (ii) appointed by directors so nominated; (c) Licensee or such affiliate or subsidiary, as applicable, consolidates with, or merges with or into, another Person (other than Licensee or any of its affiliates or subsidiaries) or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person (other than Licensee or any of its affiliates or subsidiaries), or any Person (other than Licensee or any of its affiliates or subsidiaries) consolidates with, or merges with or into Licensee or such affiliate or subsidiary, as applicable, in any such event pursuant to a transaction in which the outstanding voting power represented by the issued and outstanding voting capital stock of Licensee or such affiliate or subsidiary, as applicable, is converted into or exchanged for cash, securities or other property; (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of Licensee or such affiliate or subsidiary, as applicable, (together with any directors who are members of the board of directors of Licensee or such affiliate or subsidiary, as applicable, on the date hereof and any new directors whose election by such board of directors or whose nomination for election by the stockholders of Licensee or such affiliate or subsidiary, as applicable, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; (e) Licensor ceases to own, directly or indirectly, beneficially or of record, shares representing more than 50% of the ordinary voting power of Licensee represented by the issued and outstanding voting capital stock of Licensee; or (f) Licensee or such affiliate or subsidiary, as applicable, voluntarily or involuntarily, files or otherwise becomes subject to bankruptcy proceedings under Chapter 11 of the bankruptcy laws of the United States and does not emerge from such bankruptcy proceedings.

1.6	“Person” means, other than Licensor, any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.
1.7	For purposes of this Agreement, the term “affiliate” with respect to any Person, shall mean any other Person who, directly or indirectly, controls, is controlled by or is under common control with the first Person.

2.     License Grant.

2.1	Subject to the terms and conditions of this Agreement, and to the proviso at the end of this sentence, Licensor hereby grants to Licensee a non-transferable, exclusive right and license to sell and to offer Licensed Services and Licensed Goods bearing the licensed Trademarks within the Territory during the term of this Agreement, with the right to grant sublicenses to Licensee’s subsidiaries and affiliates pursuant to sublicense agreements in substantially the form set forth as Exhibit E hereto (or on such other terms and conditions as Licensor may approve in writing in its sole discretion); provided, that Licensor reserves to itself and its other sublicensees, subsidiaries and affiliates the right and license to sell Licensed Goods and to offer Licensed Services bearing the licensed

Trademarks within the Territory, to the extent such activities do not violate the terms of any other Agreement between Licensor and Licensee.
2.2	Subject to the terms and conditions of this Agreement, Licensor grants to Licensee, in addition to the sublicensing rights granted in Section 2.1, a non-transferable, non-exclusive license to grant non-exclusive use of the Trademark “NEXTEL” as part of its corporate name or that of its subsidiaries (entities of which Licensee owns at least fifty percent (50%) of all such entity’s issued and outstanding voting equity interests). With Licensor’s prior written consent, which may be conditioned on such additional terms or matters as Licensor in its sole and absolute discretion may specify, Licensee may grant non-exclusive sublicenses to its affiliates for such purpose under Section 2.1 and/or this Section 2.2.

2.3	Each sublicense agreement granted pursuant to Section 2.1 or Section 2.2, whether to a subsidiary or an affiliate of Licensee, must be in the form approved by Licensor which is attached as Exhibit E to this Agreement. Such sublicense agreement shall (i) not grant to sublicensee any rights greater than the rights granted to Licensee under this Agreement; (ii) terminate automatically upon any termination of this Agreement or the Change in Control of any such subsidiary or affiliate, as provided herein, and (iii) expressly identify Licensor as a third party beneficiary with right and authority to enforce such sublicense agreement. Licensee will provide Licensor with copies of the executed sublicense agreements.

2.4	The license and rights granted hereby are limited to Licensed Goods and Licensed Services as defined herein and are specifically limited to the Territory. Licensee shall not place the licensed Trademarks on, nor use the licensed Trademarks in connection with, goods or merchandise or services of any kind or description except Licensed Goods and Licensed Services pursuant to the provisions of this Agreement.

2.5	Nothing contained herein shall be construed as an assignment or grant to Licensee of any right, title or ownership or proprietary interest in or to the licensed Trademarks. Licensor reserves all rights relating to the licensed Trademarks, including but not limited to the right to use the licensed Trademarks in the Territory for any purpose, including but not limited to the sale of Licensed Goods and the rendering of Licensed Services in accordance with the proviso in Section 2.1, and Licensor may exercise such reserved rights in its sole discretion. Nothing herein shall preclude Licensor from licensing others to use the licensed Trademarks on or in connection with merchandise and goods and services of all types and descriptions other than the Licensed Goods or Licensed Services in any area whatsoever including, but not limited to, the Territory. Nothing herein shall preclude Licensor from licensing others to use other of its trademarks on or in connection with Licensed Goods and Licensed Services and other merchandise of all types and descriptions in any area whatsoever including, but not limited to, the Territory.

3.     Term of Agreement.

3.1	In addition to each party’s rights under Section 8, either party may terminate this Agreement, without cause, upon one-hundred eighty (180) days written notice to the other party.
3.2	Upon termination under Section 3.1, Section 5.2, or Section 8.1, all of Licensee’s rights under this Agreement shall cease absolutely, except that Licensee and its sublicensees shall have a reasonable time, not exceeding one-hundred eighty (180) days, in which to distribute, dispose of, or use its inventory of Licensed Goods and promotional or advertising materials for the Licensed Goods and Licensed Services (to the extent such inventory of Licensed Goods or such promotional or advertising materials was on hand or subject to a non-cancelable contract on the date Licensee gave or received, as appropriate, the written notice contemplated by Section 3.1, Section 5.2, or Section 8.1), subject to all of the terms and conditions of this Agreement. Licensee, its subsidiaries and affiliates shall also, upon termination, have a reasonable period of time, not exceeding sixty (60) days to terminate all sublicenses entered into pursuant to this Agreement by Licensee.

3.3	In addition to Licensor’s rights under Section 8, (a) this Agreement shall terminate thirty (30) days after notice from Licensor in the event of a Change in Control of Licensee; and (b) with respect to any sublicense to a subsidiary or affiliate granted by Licensee hereunder, such sublicense shall terminate thirty (30) days after notice from Licensor in the event of a Change in Control of such subsidiary or affiliate.

3.4	Licensee shall report any Change in Control to Licensor within ten (10) business days of learning of such event.

4.     Quality Control.

4.1	Licensee recognizes and acknowledges that the distribution of Licensed Goods of inferior quality bearing the licensed Trademark may damage Licensor’s business reputation and the licensed Trademarks. Accordingly, Licensee shall (and shall cause its subsidiaries, affiliates, third party dealers, resellers and agents to) purchase all Licensed Goods directly from suppliers approved by Licensor.

4.2	Licensee shall cause (and shall cause its subsidiaries, affiliates, third party dealers, resellers and agents to) affix and display the licensed Trademarks only in such form and manner consistent with Licensor’s Corporate Image and Identity System User’s Guide set forth in Exhibit C which Corporate Image Guide may be modified by Licensor in its sole discretion, and in such form and manner as has been specifically approved in writing by Licensor to promote the Licensed Goods and Licensed Services hereunder and on all promotional and advertising material used in connection therewith. Licensee shall cause (and shall cause its subsidiaries, affiliates, third party dealers, resellers and agents to) to appear on such items, legends, markings, and notices as Licensor may reasonably request, including, without limitation, applicable trademark and copyright legends in the name of Licensor in the form shown in Exhibit B.

4.3	Licensee shall not (and shall cause its subsidiaries, affiliates, third party dealers, resellers and agents not to) use or associate the licensed Trademarks with any other trademark or name, except that Licensee may indicate that, in a form previously approved by Licensor, it is acting under license from Licensor.

4.4	Licensee shall (and shall cause its subsidiaries and affiliates to) submit to Licensor for review and approval its programs for advertising and promotion consistent with Licensor’s Cooperative Advertising Guide set forth in Exhibit D including, but not limited to, the initial proposed trade announcement introducing Licensed Goods that will bear the licensed Trademarks and Licensed Services that will be offered under the licensed Trademarks. Licensee shall (and shall cause its appropriate subsidiaries and affiliates to) also submit to Licensor for its written approval the format and general content of each advertising and promotion program to be adopted hereunder, including representative art work and all other relevant material of each such program sufficiently far in advance of use or release of the same to permit Licensor to approve or modify the same.

4.5	Licensee shall cause its third party dealers, resellers and agents to submit to Licensee for review and approval its programs for advertising and promotion consistent with Licensor’s Cooperative Advertising Guide set forth in Exhibit D including, but not limited to, the initial proposed trade announcement introducing Licensed Goods that will bear the licensed Trademarks and Licensed Services that will be offered under the licensed Trademarks, business cards, business forms and other correspondence. Licensee shall also cause its third party dealers, resellers and agents to submit to Licensee for its written approval the format and general content of each advertising and promotion program to be adopted hereunder, including representative art work and all other relevant material of each such program sufficiently far in advance of use or release of the same to permit Licensee to approve or modify the same.

4.6	Any model, sample, art work or other promotional or advertising material submitted to Licensor hereunder, which has not been disapproved within two working weeks after its receipt together with all relevant material and information, including but not limited to copy, for inspection by Licensor, shall be deemed to have been approved; provided, that Licensee shall (and shall cause its subsidiaries and affiliate to) promptly implement any modifications, corrections or other changes to such materials after receipt from Licensor, whether or not received within such two working week period. After any such material has been approved, Licensee shall not (and shall cause its subsidiaries and affiliates not to) modify such material in any material respect without the prior written approval of Licensor, following the same process for seeking approval of any proposed modification that was followed in seeking approval of the original material.

4.7	Licensee, for itself, its subsidiaries, affiliates, third party dealers, resellers and agents and its and their officers, employees and agents agrees that it will not, either during the term of this Agreement or thereafter, except upon written consent of Licensor, divulge to any person whomsoever (and each shall use its best efforts to prevent the disclosure or publication of) any trade secret, idea, sketch, design, pattern, style, model, sample, manufacturing process, marketing plan or any other information concerning any transaction or affairs of Licensor which may come to Licensee’s knowledge by reason of its use or proposed use of licensed Trademarks hereunder.

4.8	Licensee shall require its third party dealers, resellers and agents to agree to the terms set forth in this Section 4 and shall incorporate all such terms into all dealer, reseller and other relevant agreements.

4.9	No third party dealer, reseller or agent of Licensee shall be or present itself as an employee of Licensee or Licensor (including, but not limited to, restrictions and/or prohibitions on use of Licensee’s and/or Licensor’s trade names, trademarks, service marks and logos on all business cards, business forms and other correspondence, unless Licensor agrees to such use in writing) and no provision in this Agreement shall grant such rights or be interpreted to the contrary.

4.10	For purposes of this Section 4, all approvals to be obtained from Licensor shall be deemed obtained when issued in writing by Licensor’s Executive Vice President & Chief Marketing Officer, Strategy & Planning, or such other person designated by Licensor or such officer for this purpose.

5.     Royalty.

5.1	Licensor shall have the right to assess a royalty to Licensee and any sublicensees for the rights granted to Licensee by Licensor under this Agreement at the then prevailing market royalty rate. Licensor may begin assessing the royalty fee one hundred eighty (180) days after giving Licensee written notice of such fee. The royalty fee shall be applied to all revenue derived in any month from activation, access, usage, features and toll charges (including long distance toll charges) and from credits/adjustments and promotions but does not include revenue derived from equipment or product sales and shall not be adjusted for product (as opposed to service) credits, adjustments or promotions (“Gross Monthly Service Revenues”).

5.2	In the case of a dispute between Licensor and Licensee with respect to the royalty rate to be assessed by Licensor, Licensee shall agree to pay the royalty rate Licensee and Licensor reasonably determine to be the interim royalty rate until the final royalty rate to be paid is determined by an independent third party arbitrator. Until the final royalty rate is determined by such arbitrator, Licensee shall pay all royalties due to Licensor as set forth herein at the interim royalty rate. The remaining royalties that may be due to Licensor as determined by the arbitrator, shall be calculated by subtracting the interim royalty rate from the royalty rate requested by Licensor and applying this difference in rates to Licensee’s Gross Monthly Service Revenues which royalty payment shall be placed in escrow until a final royalty rate is determined by the arbitrator. Arbitration shall be binding on both parties. If Licensee fails to negotiate and/or arbitrate in good faith, Licensor shall have the right to terminate this Agreement with one hundred eighty (180) days written notice. However, such failure shall not relieve Licensee of its obligation to pay royalties to Licensor for all applicable periods prior to the effective date of termination. Upon termination, Section 3.2 will apply.

5.3	Royalties for each calendar month shall be paid within sixty (60) days after the end of such calendar month. Each royalty payment is to be accompanied by a written royalty report stating the unaudited Gross Monthly Service Revenues figure for each country in the Territory on which such royalty payment is based. If inconsistencies or mistakes are discovered, they must be rectified and (i) in the case of underpayment, Licensee must make the appropriate payments on Licensor’s demand; or (ii) in the case of overpayment, Licensee may deduct such amount from the next royalty payment due. If no further payments are due, Licensor will promptly refund any such overpayment. Any royalty payments, including accrued royalties, not paid when due must be paid immediately upon demand.

5.4	For a period of five (5) years from the date of creation of any record, Licensee shall keep complete and accurate records with respect to the

Gross Monthly Service Revenues, including all independent auditor reports relating thereto and all information necessary to confirm the gross service revenue calculations used in the preparation of each royalty report.

5.5	At Licensor’s request and expense, Licensee shall permit Licensor or its authorized representative to periodically review, but not more than once a year, Licensee’s books and records relevant to this Agreement to determine the amounts of royalties under this Agreement.

6.     Indemnification and Insurance.

6.1	Licensee hereby indemnifies and agrees to hold Licensor harmless from and against any and all claims, suits, liabilities, loss and damage (including expenses and reasonable attorney’s fees) from and against the sale, distribution, promotion or advertisement of any Licensed Goods or rendering any Licensed Services, or other use of licensed Trademarks by Licensee, its subsidiaries or affiliates or persons claiming rights under or through them (such as, by way of example and not limitation, independent distributors of Licensed Goods or sales agents for Licensed Services), by or for Licensee, its agents or employees in or claimed to be in violation of any applicable law or regulation or any third party’s rights. Licensee shall give to Licensor written notice of any such claim or suit within fifteen (15) business days of the earlier of: (i) the filing or initiation of such claim or suit; and (ii) the date that Licensee knew of such claim or suit, and Licensee shall afford Licensor the opportunity to defend the claim at Licensee’s expense through counsel of Licensor’s own choice. Without Licensor’s prior written consent, which may be withheld, delayed or conditioned by Licensor in its sole and absolute discretion, Licensee shall not settle, nor shall Licensee consent to or otherwise voluntarily participate in any resolution of, any such claim or suit in a manner which might in any way adversely affect any rights of Licensor in and to the licensed Trademarks, result in any finding of liability or fault against Licensor or Licensee, or constitute any admission in respect thereof.

6.2	Licensee shall maintain at its own expense in full force and effect at all times during the term of this Agreement and any extensions thereof with responsible insurance carriers at least Three Million Dollars (U.S$3,000,000.00) of product liability insurance covering the Licensed Goods and general liability insurance covering general business risks. Licensee shall also maintain at its own expense in full force and effect at all times during the term of this Agreement and any extensions thereof with responsible insurance carriers at least Three Million Dollars (U.S.$3,000,000.00) of Intellectual Property insurance covering any assertions of intellectual property infringement by third parties against Licensor. Such insurance shall be for the benefit of Licensor and Licensee and shall provide for at least thirty (30) days prior written notice to Licensor of the cancellation or material modification thereof shall provide for waiver by Licensee of all rights of subrogation against Licensor, and shall be subject to deductibles, co-pays and other terms reasonably acceptable to Licensor. Subject to the preceding sentence, such insurance may be obtained for Licensor by Licensee in conjunction with a policy of product liability insurance covering products other than the Licensed Goods.

6.3	Licensee shall, from time to time, upon reasonable request by Licensor, promptly furnish or cause to be furnished to Licensor evidence in form and substance satisfactory to Licensor of maintenance of the insurance required by Section 5.2, including, but not limited to, originals or certified copies of policies, with all applicable riders and endorsements, certificates of insurance and proof of premium payments.

6.4	Following the assertion of any claim that any Licensed Goods, Licensed Services or other use of the licensed Trademarks violate or conflict with any law, rule, regulation or rights of any third party, and promptly following Licensor’s written request, Licensee shall (and shall cause its subsidiaries and affiliates to) suspend using the licensed Trademarks on or in connection with the Licensed Goods, Licensed Services or otherwise in any portion(s) of the Territory, as Licensor shall have specified in its written request.

7.     Validity of Licensed Trademarks and License.

7.1	During the term of this Agreement or at any time hereafter, Licensee shall not (a) disparage Licensor’s marks or use them in a way derogatory or critical of Licensor’s goods or services, as determined in Licensor’s reasonable sole discretion, nor (b) question or attack Licensor’s title and exclusive rights in and to the licensed Trademarks nor the validity and enforceability of this Agreement.

7.2	All use of the licensed Trademarks by Licensee on or in connection with Licensed Goods or Licensed Services hereunder shall inure to the benefit of Licensor. All rights in the licensed Trademarks, other than those specifically granted herein, are reserved by Licensor for its own use and benefit. Upon the expiration or termination of this Agreement for any reason whatsoever, all rights in the licensed Trademarks shall automatically revert to Licensor. Licensee shall at any time, whether during or after the term of this Agreement, execute any documents reasonably required by Licensor to confirm Licensor’s ownership of all such rights.

7.3	Any copyrights for advertising or promotional materials for the Licensed Goods or Licensed Services (“Copyrights”), trademarks or industrial designs which may be created during the term of this Agreement and which bear the licensed Trademarks or are used in association with the Licensed Goods or Services hereunder shall be the exclusive property of

Licensor. Licensee shall (and shall cause its appropriate subsidiaries and affiliates to) cooperate with Licensor in the prosecution of any such trademark, Copyright or industrial design applications that Licensor may desire to file, and shall execute any trademark, Copyright or design assignment or other form, and for that purpose Licensee shall supply to Licensor from time to time such material as may reasonably be required in connection with any such application or assignment. The rights of Licensee pursuant to this Agreement shall include, to the extent necessary, the right to use any such trademark, Copyright, or industrial design assigned or assignable to Licensor hereunder during the term of this Agreement.

7.4	It is the intention of the parties that Licensor shall have the sole and exclusive ownership of all Trademarks used in connection with the Licensed Goods or Licensed Services. Licensee agrees to immediately assign to Licensor any Trademarks applied for or registered by Licensee, or its subsidiaries or affiliates, that are used in connection with the Licensed Goods or Licensed Services. Any applications or registered trademarks assigned to Licensor pursuant to this provision shall be immediately added to Exhibit A of this Agreement by Licensor.

7.5	Licensor makes no representations or warranties of any kind, including, without limitation, that any of the licensed Trademarks are or will remain valid, that Licensee’s (or its subsidiaries’ and affiliates’) use of such marks as contemplated hereunder will not result in a breach, violation or conflict with or of applicable laws, rules or regulations or rights of third parties, or that any of the licensed Trademarks qualify for patent, copyright or similar legal protection giving the owner and/or authorized user of such Trademarks the right to preclude use, in whole or in part, by others, and Licensor further expressly disclaims all such representations and warranties. Licensee agrees to take such rights as are conferred by Licensor hereunder subject to such express disclaimer, and further agrees to permanently and irrevocably waive and release (on behalf of Licensee, its subsidiaries and affiliates) any claims against Licensor, its subsidiaries, affiliates, officers, directors, employees and agents based upon or involving, in whole or in part, any actual or claimed invalidity of, illegality of, or infringement by the licensed Trademarks, or any other condition or circumstance growing out of use of the licensed Trademarks in or outside the Territory.

8.     Termination.

8.1	If either party shall violate or fail to perform any of its obligations hereunder, the other shall have the right to terminate this Agreement upon thirty (30) days written notice, and such termination shall become effective at the end of the thirty-day period unless Licensor or Licensee, as the case may be, shall have completely remedied the default within such thirty-day period. Termination of the Agreement under the provisions of this Section 8.1 or Section 3.1 shall be without prejudice to any other rights or remedies, which Licensor or Licensee may have at law or in equity against the other.

8.2	(a) This Agreement and any sublicense granted hereunder shall terminate thirty days after notice from Licensor in the event of a Change In Control of Licensee.
(b) With respect to any sublicense to a subsidiary or affiliate granted by Licensee hereunder, such sublicense shall terminate thirty days after notice from Licensor in the event of a Change In Control of such subsidiary or affiliate.

(c) Upon any termination under this Section 8.2 or Section 3.3, the terminated Licensee or sublicensee, as applicable, shall have a reasonable period of time, not exceeding sixty (60) days following the effective date of such termination, in which to distribute, dispose of, or use its inventory of Licensed Goods or promotional or advertising materials for the Licensed Goods or the Licensed Services (to the extent such inventory of such Licensed Goods or promotional or advertising materials was on hand or subject to a non-cancelable contract as of the effective date of termination of this Agreement).

8.3	In the event of any termination hereunder, the provisions of Section 1.1(b) will apply.

9.     Litigation.

9.1	In the event that Licensee should learn of any apparent infringement of any right granted by Licensor to Licensee hereunder, it shall promptly notify Licensor of such use and, if such infringement involves a third party’s conduct within the Territory, and if requested by Licensor, shall join with Licensor, in such action as Licensor, in its reasonable discretion, may deem advisable for the protection of Licensor’s rights in and to the licensed Trademarks in the Territory.

9.2	Licensee shall have no right to take any action with respect to the licensed Trademarks without Licensor’s prior written approval, which may be given or withheld in Licensor’s sole discretion. Should Licensor elect not to take action pursuant to Section 9.1 but to authorize Licensee to take action, such action shall be at Licensee’s sole expense and shall be prosecuted by counsel approved by Licensor; however, nothing contained in this Section 9.2 shall require Licensor to take any action which it deems to be inadvisable for whatever reason. Licensee shall notify Licensor of all developments in such action, will consult with Licensor thereto and will not enter into any settlement agreement or otherwise consent to or voluntarily participate in any resolution of such action without Licensor’s prior written approval.

9.3	Unless the parties otherwise agree in writing, monetary damages recovered by a party hereto in connection with an infringement shall first be applied for recoupment of expenses, including reasonable legal expenses, incurred by the party prosecuting the action or otherwise terminating the infringement, and the balance of such damages shall be rendered to Licensor. If the party prosecuting such action considers that it is legally necessary or desirable to do so, it may join the other party hereto as a party plaintiff and plead the damages of such party.

10.     Remedies for Breach.

10.1	Licensee recognizes that monetary damages for breach of the provisions of this Agreement would be inadequate. Accordingly, in the event of any such breach Licensor shall be entitled to injunctive relief in addition to such other remedies as may be available at law or in equity. In the case of a royalty underpayment or late payment as set forth in Section 5, Licensor shall make a demand for payment before seeking injunctive relief.

10.2	If any provision of this Agreement should be adjudged to be unreasonable, then the scope thereof shall be reduced or modified to the extent necessary to make the provision enforceable by injunction.
10.3	In the event that any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall continue in full force and effect, unless terminated as herein provided by either party, except that it shall be interpreted and construed as if the term or provision held to have been invalid, illegal or unenforceable had never been contained herein.

10.4	The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law.

11.     Miscellaneous.

11.1	Each of the parties represents and warrants that this Agreement has been duly authorized, executed and delivered by it.
11.2	Nothing contained herein shall be construed to place the parties in the relationship of legal representation, partnership, joint venture, or agency, and Licensee shall have no power to obligate or bind Licensor in any manner whatsoever.

11.3	This Agreement and the rights and duties hereunder are personal in nature to each party and either party may withhold its consent to accept performance from or render performance to a party other than the other party to this Agreement. Neither party may assign this Agreement, any portion hereof or any right or obligation hereunder without the prior written consent of the other party, and, pursuant to Section 365(c) (1) of the Bankruptcy Code, this Agreement may not be assumed or assigned by a debtor without the consent of the non-debtor party to this Agreement.

11.4	Any notice or other communication (including all works and material submitted for Licensor’s review as contemplated in Section 4) under this Agreement shall be in writing and shall be considered given when delivered personally or on the third business day after it is mailed by U.S. certified mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may specify by notice given to the other):

To Licensor:
For purposes of
approvals under
Section 4:	Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, VA 20191
Attention: Executive Vice President & Chief
Marketing Officer, Strategy & Planning

For all other
purposes:	Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, VA 20191
Attention: Corporate Counsel
Intellectual Property/Licensing
To Licensee:	NlI Holdings, Inc.
10700 Parkridge Blvd., #600
Reston, VA 20191

Attention:	Robert J. Gilker, Esq.
Vice President
and General Counsel

11.5	The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor deprive that party of the right hereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

11.6	This Agreement contains a complete statement of all the arrangements between the parties with respect to its subject matter, and shall not be changed or terminated orally.

11.7	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, United States of America, applicable to agreements made and to be performed in the Commonwealth of Virginia without regard to the Virginia conflict of laws principles that would result in application of the laws of any other jurisdiction. In any dispute relating to this Agreement, the parties hereto admit venue and submit themselves to the non-exclusive jurisdiction of the tribunals of the United States District Court for the Eastern District of Virginia, expressly waiving any different venue to which they may be entitled by their present or future domiciles.

[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year indicated below.

ATTEST: NEXTEL COMMUNICATIONS, INC.

By:

Name: Leonard J. Kennedy
Title: Senior Vice President and General Counsel

Dated: Reston, Virginia
February 4, 2002

ATTEST: NII HOLDINGS, INC.

By:

Name: Robert J. Gilker
Title: Vice President and General Counsel

Dated: Reston, Virginia
February 4, 2002

EXHIBIT A

TRADEMARKS; TERRITORY

For purposes of this Exhibit A, “Trademarks” shall mean all trademarks, service marks, trade names, trade dress, logos, and domain names listed in this Exhibit A, regardless of any indication of country of registration.

For purposes of this Agreement, “Territory” shall mean all of the countries listed in this Exhibit A.

Reference is hereby expressly made to Section 7.5 and the limitations and disclaimers contained therein.

ARGENTINA

	Trademark	App/Reg No.

1	BUSINESS NETWORK	2175479

2	BUSINESS NETWORK	2175480

3	CAMBIA LAS REGLAS	2141233

4	CAMBIA LAS REGLAS	2141234

5	COMUNICACIONES PARA GENTE QUE TRABAJA EN EQUIPO	2231153

6	DATA DISPATCH SERVICE	2317751

7	DIAL UP SERVICE	2317753

8	EN EL LUGAR CORRECTO, EN EL MOMENTO CORRECTO	2141231

9	EN EL LUGAR CORRECTO, EN EL MOMENTO CORRECTO	2141232

10	GET SMART, GET...	2141235

11	GET SMART, GET...	2141236

12	LA EMPRESA QUE MAS ENTIENDE DE NEGOCIOS	2192294

13	LA EMPRESA QUE MAS ENTIENDE DE NEGOCIOS	2192295

14	LA EMPRESA QUE MAS ENTIENDE DE NEGOCIOS	2192296

15	LA EMPRESA QUE MAS SABE DE NEGOCIOS	2185198

16	LA EMPRESA QUE MAS SABE DE NEGOCIOS	2185199

17	LA EMPRESA QUE MAS SABE DE NEGOCIOS	2185200

18	LLAME A..., EL QUE VA A GANAR ES USTED	2188942

19	LLAME A..., EL QUE VA A GANAR ES USTED	2188943

20	LLAME A..., EL QUE VA A GANAR ES USTED	2188944

21	MOBILE DATA SOLUTIONS	2329596

22	MOBILE DATA SOLUTIONS	2329597

23	MUCH MORE THAN A CELLULAR	2262313

24	MUCH MORE THAN A CELLULAR	2262314

25	MUCHO MAS QUE UN CELULAR	2262311

26	MUCHO MAS QUE UN CELULAR	2262312

27	NEXCOM	2142072

28	NEXCOM (DESIGN – Antena y barras verticales)	2145062

29	NEXCOM (DESIGN – Antena y barras verticales)	2145063

ARGENTINA

	Trademark	App/Reg No.

30	NEXCOM (DESIGN – Franja con signos electronicos y/o de telefonia)	2147827

31	NEXCOM (DESIGN – Franja con signos electronicos y/o de telefonia)	2147828

32	NEXCOM (DESIGN – LOGOTIPO TELEFONO)	2175398

33	NEXCOM (DESIGN – LOGOTIPO TELEFONO)	2175399

34	NEXCOM (DESIGN – LOGOTIPO VALVULA ELECTRONICA)	2175400

35	NEXCOM (DESIGN – LOGOTIPO VALVULA ELECTRONICA)	2175401

36	NEXCOM (DESIGN – LOGOTIPO CARRETEL DE CINTA)	2175402

37	NEXCOM (DESIGN – LOGOTIPO CARRETEL DE CINTA)	2175403

38	NEXCOM (DESIGN – LOGOTIPO PARLANTE)	2175404

39	NEXCOM (DESIGN – LOGOTIPO PARLANTE)	2175405

40	NEXNOTE	2175406

41	NEXNOTE	2175407

42	NEXNOTE PLUS	2243769

43	NEXNOTE PLUS	2243770

44	NEXTNEWS	2184889

45	NEXTNEWS	2184890

46	SOLO PRESIONE UN BOTON	2190394

47	SOLO PRESIONE UN BOTON	2190395

48	TRILEFONO	2184887

49	TRILEFONO	2184888

50	TWO WAY MESSAGING	2317752

51	USTED NUNCA UTILIZO UN SERVICIO ASI	2189271

52	WIRELESS WEB SERVICES	2326963

53	NEXNOTE PLUS (Intellectual Property Deposit)	43829

54	CONEXION DIRECTA TOTAL	2358028

55	CONEXION DIRECTA TOTAL NEXTEL	2358029

56	CONEXION DIRECTA NEXTEL	2358030

57	NEXTEL	1960476

58	NEXTEL	1960477

59	NEXTEL (LOGO COLOR)	2305284

60	NEXTEL (LOGO COLOR)	2305285

61	NEXTEL (LOGO)	2305282

62	NEXTEL (LOGO)	2305283

63	NEXTEL INDUSTRY SOLUTIONS	2326761

64	NEXTEL MESSAGING	2326757

65	NEXTEL MOBILE MESSAGING	2326760

66	NEXTEL ONLINE BASIC	2326755

67	NEXTEL ONLINE PLUS	2326756

68	NEXTEL ONLINE WIRELESS INTERNET SERVICES	2323026

69	NEXTEL TWO-WAY INTERNET MESSAGING	2326758

70	NEXTEL WIRELESS BUSINESS APPLICATIONS	2326759

71	NEXTEL. TODO LO QUE UN CELULAR QUISIERA SER CUANDO SEA GRANDE	2315256

ARGENTINA

	Trademark	App/Reg No.

72	NEXTEL. TODO LO QUE UN CELULAR QUISIERA SER CUANDO SEA GRANDE	2315257

73	NEXTEL ONLINE	2304943

74	NEXTEL ON LINE	2304944

BRAZIL

	Trademark	App/Reg No.

1	NEXTEL MUITO MAIS	822011271

2	NEXTEL MUITO MAIS	822011280

3	NEXTEL	818005238

4	NEXTEL	819821950

5	NEXTEL	819821969

6	NEXTEL ONLINE	822633000

CHILE

	Trademark	App/Reg No.

1	NEXT-TEL	445029

2	NEXTNET	587700

3	NEXTNET	587699

4	NEXTEL COMMUNICATIONS	499882

5	NEXTEL CHILE	499883

6	NEXTEL ONLINE	499884

7	NEXTEL	499885

8	NEXTEL	499888

9	NEXTEL ONLINE	499889

10	NEXTEL COMMUNICATIONS	499890

MEXICO

	Trademark	App/Reg No.

1	TRICOM COMUNICACION INTELIGENTE	651641

2	NEXTEL Y DISEÑO	617562

3	NEX TEL Y DISEÑO	617563

MEXICO

	Trademark	App/Reg No.

4	NEX TEL Y DISEÑO	617564

5	NEXDIRECTIVO	593476

6	NEXOPTIMO	593477

7	NEXPLUS	593478

8	NEXOPERATIVO	593479

9	NEXBASE	593480

10	NEXTEL Y DISEÑO	617565

11	NEXTEL COMUNICACION INTELIGENTE Y DISEÑO	617566

12	NEXTEL COMUNICACION DIGITAL Y DISEÑO	617567

13	NEXCORPORATIVO	591775

14	NEXTEL EXPRESS	643401

15	ROAMING NEXTEL	678925

16	DELIVER	663916

17	NEXTEL EN LINEA	678958

18	NEXTEL ON LINE	666110

19	NEXTEL Y DISEÑO	698374

20	NEXTEL Y DISEÑO	669055

21	NEXTEL Y DISEÑO	685253

22	NEXTEL Y DISEÑO	683142

23	NEXTEL Y DISEÑO	673585

24	NEXTEL Y DISEÑO	669502

25	NEXTEL Y DISEÑO	676126

26	NEXTEL Y DISEÑO	682265

27	NEXTEL Y DISEÑO	671180

28	NEXTEL Y DISEÑO	682266

29	NEXTEL WORLWIDE	666298

30	CONEXION DIRECTA EMPRESARIAL	684663

31	NEXTEL ASISTENCIA PLUS	691400

32	NEXTEL ASISTENCIA	690055

33	NEXDATA	701834

34	RED EMPRESARIAL NEXTEL	718867

35	NEXTEL COMUNICACION INALAMBRICA	20880

36	NEXTEL EL CONTROL DE SU EMPRESA DESDE LA PALMA DE SU MANO	20993

37	NEXTEL EL CONTROL DE SU EMPRESA DESDE LA PALMA DE SU MANO	20994

38	NEXTEL COMUNICACION PARA GENTE QUE TRABAJA EN EQUIPO	20737

39	NEXTEL, MUCHO MAS	20144

40	NEXTEL, MUCHO MAS	21863

41	NEXTEL, COMUNICACION INTELIGENTE	9435

42	CONEXION TOTAL NEXTEL	22098

43	CONEXION DIRECTA TOTAL	22099

44	CONEXION DIRECTA GLOBAL	22100

MEXICO

	Trademark	App/Reg No.

45	SI LO QUIERES, SUCEDE	16006

46	PORQUE TU ERES UNICO	16007

47	ALCON	473069

48	CONDOR	479933

49	CONDOR	698135

50	HAWK	698134

51	HORNET	698136

52	NEXTEL SE DIRECTO	18066

53	NEXTEL SEA DIRECTO	18067

PERU

	Trademark/Marca	App/Reg No.

1	CONTROL WEB NEXTEL	107655

2	CONTROL WEB NEXTEL	107656

3	NEXLINK	106827

4	NEXLINK	106826

5	NEXTEL ONLINE	131975

6	NEXTEL ONLINE	122613

7	CENTRO DE ATENCION AL CLIENTE CONEXION	92113

8	CENTRO DE ATENCION AL CLIENTE CONEXION	92114

9	REPARACION EXPRESS NEXTEL	122612

10	CONEXION DIRECTA EXTENDIDA NEXTEL	127143

11	NEXTEL ONLINE	0112243

12	NAVEGADOR NEXTEL	137635-2001

13	COMUNICACIONES PARA GENTE QUE TRABAJA EN EQUIPO	83330

14	COMUNICACIONES PARA GENTE QUE TRABAJA EN EQUIPO	83331

15	CONEXIÓN DIRECTA NEXTEL	70328

16	CONEXIÓN DIRECTA NEXTEL	70331

17	DIRECT PROTECT	70327

18	DIRECT PROTECT	70332

19	N PLUS Y LOGOTIPO	63644

20	N PLUS Y LOGOTIPO	63645

21	N Y LOGOTIPO	63642

22	N Y LOGOTIPO	63643

23	NEXNOTE	58852

24	NEXNOTE	58853

25	NEXNOTE PLUS Y LOGO	63646

26	NEXNOTE PLUS Y LOGO	63647

27	NEXPRESS	84602

PERU

	Trademark/Marca	App/Reg No.

28	NEXPRESS	84603

29	NEXTEL	71120

30	NEXTEL	71121

31	NEXTEL	71122

32	NEXTEL BUSINESS NETWORKS	70329

33	NEXTEL BUSINESS NETWORKS	70330

34	NEXTEL COMMUNICATIONS Y LOGOTIPO	63653

35	NEXTEL ESCRITA EN LETRAS CARACTERISTICAS	71746

36	NEXTEL ESCRITA EN LETRAS CARACTERISTICAS	71747

37	NEXTEL LIMA NETWORK	84695

38	NEXTEL LIMA NETWORK	84696

39	NEXTEL WALK & TALK	71748

40	NEXTEL WALK & TALK	71749

41	NEXTEL Y FIGURA DE BARRA CON ICONOS	70498

42	NEXTEL Y FIGURA DE BARRA CON ICONOS	70499

43	NEXTEL Y LOGOTIPO	68210

44	NEXTEL Y LOGOTIPO	63652

45	NEXTEL Y LOGOTIPO	69007

46	NEXTEL Y LOGOTIPO	69008

47	NEXTEL Y LOGOTIPO	68211

48	POWERFONE	58851

49	POWERFONE	58854

50	USTED NUNCA HA USADO UN TELEFONO COMO ESTE ANTES	63650

51	USTED NUNCA HA USADO UN TELEFONO COMO ESTE ANTES	63651

52	YOU’VE NEVER USED A PHONE LIKE THIS BEFORE	63648

53	YOU’VE NEVER USED A PHONE LIKE THIS BEFORE	63649

54	MENSAJE DE 2 VIAS	140512-2001

PHILIPPINES

	Trademark	App/Reg No.

1	NEXTEL	115661

URUGUAY

	Trademark	App/Reg No.

1	NEXTEL	329261

EXHIBIT B

MARKING GUIDELINES

Copyright Notice Guidelines

© 2001. Nextel International, Inc. All rights reserved.

© 2001. NII Holdings, Inc. All rights reserved.

Trademark Notice Guidelines

Use ® symbol as an upper right superscript when a mark is registered.

Use TM or SM (trademark of service mark, respectively), as an upper right superscript when a mark is not registered.

EXHIBIT C

NEXTEL COMMUNICATIONS, INC. CORPORATE IMAGE AND IDENTITY SYSTEM USER’S GUIDE

EXHIBIT D

NEXTEL COMMUNICATIONS, INC. COOPERATIVE ADVERTISING GUIDE

EXHIBIT E

FORM OF SUBLICENSE AGREEMENT

THIS TRADEMARK SUBLICENSE AGREEMENT (this “Agreement”) dated _______________ (the “Effective Date”), by and between NII Holdings, Inc. (“NII”), a Delaware corporation, and _______________ (“Sublicensee”), a _______________ corporation.

NII is the licensee of certain trademarks, service marks, and trade names pursuant to a Second Amended and Restated Trademark License Agreement, dated February 4, 2002, between NII and Nextel Communications, Inc. (“NCI”), as amended from time to time (the “Master License Agreement”). The Master License Agreement is made a part of this agreement by reference, and a copy of the Master License Agreement as in effect as of the Effective Date is attached hereto as Exhibit A. Sublicensee is desirous of obtaining, and NII is willing to grant, a sublicense to use such trademarks, service marks, and trade names within the country or countries specified in Exhibit B (the “Field”) on the terms and conditions provided herein.

The parties hereto agree as follows. Any capitalized term not defined herein shall have the meaning ascribed to it in the Master License Agreement; provided that “Trademarks” as used herein shall mean those trademarks, service marks, domain names, and trade names listed on Exhibit B.

1.     LICENSE GRANT.

1.1 Trademark License. Subject to the terms and conditions of this Agreement, during the term of this Agreement, NII hereby grants to Sublicensee a non-transferable, exclusive license (without the right to grant sublicenses) to sell and to offer Licensed Services and Licensed Goods using and bearing the licensed Trademarks within the Field. Such license shall be exclusive only within the Field, and shall otherwise be non-exclusive; provided that Sublicensee acknowledges NCI’s right to use or grant sublicenses in the Field pursuant to the provisions of the Master License Agreement.]

1.2 Trade Name License. Subject to the terms and conditions of this Agreement, during the term of this Agreement, NII hereby grants to Sublicensee a non-transferable, non-exclusive license to use the Trademark “NEXTEL” as part of Sublicensee’s corporate name.

1.3 Restrictions on License Grants. This Agreement is subject to those terms and conditions of the Master License Agreement applicable to NII’s sublicensees, subsidiaries and affiliates. All of such terms and conditions are incorporated herein and made a part hereof by reference, including without limitation, Sections 2 (License Grant), 4 (Quality Control), 7 (Validity of Licensed Trademarks and License), 9 (Litigation), and 10 (Remedies for Breach) thereof; to the extent such terms and conditions establish, limit or otherwise apply to NII’s rights to use the Trademarks in the Territory with respect to Sublicensee, such terms and conditions shall apply to Sublicensee’s rights to use the Trademarks hereunder in the Field. Any amendment to the Master License Agreement will be effective with respect to Sublicensee upon receipt of written notice of such amendment from NII, and this Agreement will be deemed to be amended accordingly immediately upon such receipt. Notwithstanding anything to the contrary contained herein, nothing in this Agreement grants to Sublicensee any rights greater than the rights granted to NII under the Master License Agreement. Sublicensee agrees to take, or refrain from taking, such actions or omissions as may be necessary or appropriate and/or as may be directed by NII, for Sublicensee to comply with and to enable NII to comply with the Master License Agreement.

1.4 Registration Prohibition. As recognized in Section 7.4 of the Master License Agreement, Sublicensee is not permitted to, and shall not, register in its own name marks that are used in connection with the Licensed Goods or Services. However, in the event such marks are inadvertently registered, Sublicensee shall assign such marks to NCI immediately upon receipt of written request therefor from either NCI or NII.

2.     TERM AND TERMINATION.

2.1 Term. This Agreement will commence on the Effective Date and will continue in effect until terminated pursuant hereto.

2.2 Termination. Either party may terminate this Agreement without cause upon one-hundred fifty (150) days written notice to the other party. If either party violates or fails to perform any of its obligations hereunder, the other shall have the right to terminate this Agreement upon twenty (20) days written notice, and such termination shall become effective at the end of such twenty day period, without further notice, unless the defaulting party completely remedies the default within such twenty day period.

2.3 Other Termination. This Agreement shall terminate either (a) immediately and automatically upon the effective date of termination of the Master License Agreement; or (b) thirty (30) days after notice from NCI in the event of a Change In Control of Sublicensee, whichever occurs first.

2.4 Effect of Termination. Termination of this Agreement for any reason shall be without prejudice to any other rights or remedies which either party may have at law or in equity against the other. Upon any termination hereof, Sublicensee shall have a reasonable period of time, not exceeding (a) sixty (60) days following the effective date of such termination in the event of termination pursuant to Section 2.3(b), or (b) one hundred eighty (180) days in the event of other termination (unless a shorter period is required pursuant to the Master License Agreement, in which case such shorter period will apply) in which to distribute, dispose of, or use its inventory of Licensed Goods or promotional or advertising materials for the Licensed Goods or the Licensed Services (to the extent such inventory of such Licensed Goods or promotional or advertising materials was on hand or subject to a non-cancelable contract as of the effective date of termination of this Agreement).

3.     ROYALTY.

3.1 Right to Impose Royalty. The license granted hereunder shall be initially royalty-free. However, if NCI imposes a royalty fee upon NII pursuant to Section 5 of the Master License Agreement, or if NII otherwise becomes subject to any royalty payment obligations to NCI, NII may impose a corresponding royalty upon Sublicensee with one hundred fifty (150) days prior written notice, on such terms and conditions as NII may deem necessary or advisable to enable NII to meet its royalty obligation to NCI.

3.2 Records and Audit. For a period of five (5) years from the date of creation of any record, Sublicensee shall keep complete and accurate records with respect to royalty obligations under Section 3.1, including all independent auditor reports relating thereto and all information necessary to confirm the gross service revenue and all other calculations used in the preparation of each royalty report. At NII’s request and expense, Sublicensee shall permit NII, NCI, or the authorized representative of either to periodically review, but not more than once a year, Sublicensee’s books and records relevant to determine the amounts of royalties under this Agreement.

4.     RISK ALLOCATION.

4.1 Indemnification of Licensors. Sublicensee hereby indemnifies and agrees to hold NII and NCI harmless from and against any and all claims, suits, liabilities, loss and damage (including expenses and reasonable attorney’s fees) from and against the sale, distribution, promotion or advertisement of any Licensed Goods or rendering any Licensed Services, or other use of Trademarks by Sublicensee, its subsidiaries or affiliates or persons claiming rights under or through them (such as, by way of example and not limitation, independent distributors of Licensed Goods or sales agents for Licensed Services), by or for Sublicensee, its agents or employees in or claimed to be in violation of any applicable law or regulation or any third party’s rights. Sublicensee shall give to NII and NCI, as applicable, written notice of any such claim or suit within fifteen (15) business days of the earlier of: (a) the filing or initiation of such claim or suit; and (b) the date that Sublicensee knew of such claim or suit, and Sublicensee shall afford NII or NCI, as applicable, the opportunity to defend the claim at Sublicensee’s expense through counsel of NII or NCI’s, as applicable, own choice. Without NII’s or NCI’s, as applicable, prior written consent, which may be withheld, delayed or conditioned by NII or NCI, as applicable, in its sole and absolute discretion, Sublicensee shall not settle, nor shall Sublicensee consent to or otherwise voluntarily participate in any resolution of, any such claim or suit in a manner which might in any way adversely affect any rights of NII or NCI, as applicable, in and to the Trademarks, result in any finding of liability or fault against NII, NCI, or Sublicensee, or constitute any admission in respect thereof.

4.2 Suspension. Following the assertion of any claim that any Licensed Goods, Licensed Services or other use of the Trademarks violate or conflict with any law, rule, regulation or rights of any third party, and promptly following NII’s written request, Sublicensee shall (and shall cause its subsidiaries, affiliates, distributors, agents, and employees to) suspend using the Trademarks on or in connection with the Licensed Goods, Licensed Services, or otherwise in any portion(s) of the Field, as NII shall have specified in its written request.

4.3 Disclaimer. NII EXPRESSLY DISCLAIMS ALL, AND MAKES NO, REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. Without limiting the generality of the foregoing, with respect to the Trademarks, Sublicensee acknowledges the express disclaimer of any representations or warranties of either NCI or NII pursuant to Section 7.5 of the Master License Agreement. Sublicensee agrees to take such rights as are conferred by NII hereunder subject to such express disclaimers, and further agrees to permanently and irrevocably waive and release any claims against NII, its licensors (including, without limitation, NCI), subsidiaries, affiliates, officers, directors, employees and agents based upon or involving, in whole or in part, any actual or claimed invalidity of, illegality of, or infringement by the Trademarks, or any other condition or circumstance growing out of use of the Trademarks in or outside the Field.

5.     MISCELLANEOUS.

5.1 Third Party Beneficiary. NCI is expressly named as an intended third party beneficiary of this Agreement with the right and authority to enforce this Agreement directly against Sublicensee.

5.2 Injunctive Relief. Sublicensee recognizes that monetary damages for breach of the provisions of this Agreement would be inadequate. Accordingly, in the event of any such breach NII shall be entitled to injunctive relief in addition to such other remedies as may be available at law or in equity.

5.3 Severability. In the event that any term or provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, this Agreement shall continue in full force and effect, unless terminated as herein provided by either party, except that it shall be interpreted and construed as if the term or provision held to have been invalid, illegal or unenforceable had never been contained herein.

5.4 Assignment. This Agreement and the rights and duties hereunder are personal in nature to each party and either party may withhold its consent to accept performance from or render performance to a party other than the other party to this Agreement. Neither party may assign this Agreement, any portion hereof or any right or obligation hereunder without the prior written consent of the other party, and, pursuant to Section 365(c) (1) of the U.S. Bankruptcy Code, this Agreement may not be assumed or assigned by a debtor without the consent of the non-debtor party to this Agreement.

5.5 Notice. Any notice or communication required or permitted to be given by either party to the other pursuant to this Agreement will be sent to the following address and may be given by telex, fax with receipt confirmation, or by prepaid airmail post and will be deemed to have been given: (a) in the case of notice by telex or by fax, when dispatched; (b) in the case of notice by internationally recognized overnight courier, two business days after it is deposited with such courier; or (c) in the case of notice by prepaid airmail post, three (3) full calendar days after posting; and in proving the giving of such notice it will be sufficient to prove that the telex or the fax was duly dispatched or the letter was duly posted.

To Sublicensee:	To NII:

[Name]	NII Holdings, Inc.
[Address]	10700 Parkridge Blvd., #600
[Fax:]	Reston, VA 20191
Attention: Robert J. Gilker, Esq., VP and GC
Fax:

5.6 Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

5.7 Entire Agreement; Amendment. This Agreement contains a complete statement of all the arrangements between the parties with respect to its subject matter, and shall not be changed or terminated orally. Except as expressly provided otherwise herein, any amendment to this Agreement shall be made by a written instrument executed by a duly authorized officer of each party.

5.8 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, United States of America, applicable to agreements made and to be performed in the Commonwealth of Virginia without regard to the Virginia conflict of laws principles that would result in application of the laws of any other jurisdiction. In any dispute relating to this Agreement, the parties hereto admit venue and submit themselves to the non-exclusive jurisdiction of the tribunals of the United States District Court for the Eastern District of Virginia, expressly waiving any different venue to which they may be entitled by their present or future domiciles.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

NII HOLDINGS, INC	[SUBLICENSEE]

By:		By:

Name:	Robert J. Gilker	Name:

Title:	Vice President and General Counsel	Title: